Exhibit 5.2

May 27, 2021

The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308

            Re:        Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-174707)(as amended, the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 4,028,294 shares (the “Shares”) of the Company’s common stock, par value $5 per share, for issuance pursuant to The Southern Company 2021 Equity and Incentive Compensation Plan (the “Plan”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and copies of the Company’s Restated Certificate of Incorporation and Bylaws each as certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Shares and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Shares have been issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

May 27, 2021

This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP